Second Quarter 2015
Conference Call Script
April 29, 2015
Martie Zakas, Introduction and Safe Harbor Statement
Good morning everyone. Welcome to Mueller Water Products’ 2015 second quarter conference call. We issued our press release reporting results of operations for the quarter ended March 31, 2015 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Mueller Water Products had 160.8 million shares of common stock outstanding at March 31, 2015.

Discussing the second quarter’s results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses our forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year. Our fiscal year ends on September 30.

A replay of this morning’s call will be available for 30 days after the call at 1-800-396-1242. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open up the call to questions. I’ll now turn the call over to Greg.

Greg Hyland:
Thanks, Martie.

Thank you for joining us today as we discuss our results for the 2015 second quarter.

I’ll begin with a brief overview of the quarter, followed by Evan’s detailed financial report. I will then provide additional comments on the quarter’s results and developments in our end markets, as well as our outlook for the 2015 third quarter and the full year.

Our overall results for the second quarter came in about as we expected. We experienced strong net sales growth in our primary end markets but were faced with harsh winter weather-related expenses, a continuing decline in the oil & gas market and unfavorable Canadian currency exchange rates.

Sales to our primary water markets continued to grow as Mueller Co.'s domestic net sales of valves, hydrants and brass products increased approximately 12 percent this quarter compared with the prior year. We saw growth in demand for our products from both the residential construction and municipal markets.

Anvil’s net sales declined 5.9 percent in the second quarter compared with the prior year. We experienced growth of about 6 percent from sales into the non-residential construction market. However, this growth was more than offset by an approximately 40 percent decline in sales to the oil & gas market.

With that, I’ll turn the call over to Evan.

Evan Hart - Financial Summary

Thanks Greg, and good morning everyone. I’ll first review our second quarter's consolidated financial results and then discuss segment performance.

Net sales for the 2015 second quarter of $290.3 million increased $2.2 million, about one percent, from the 2014 second quarter's net sales of $288.1 million, due primarily to higher domestic shipments of valves, hydrants and brass products partially offset by reduced volumes of products sold to the oil & gas market and metering products. We were also unfavorably impacted by Canadian currency exchange rates.

Gross profit and gross margin were both essentially flat. Gross profit for the 2015 second quarter was $82.1 million compared with $82.2 million for the 2014 second quarter. Gross margin for the 2015 second quarter was 28.3 percent compared with 28.5 percent in the 2014 second quarter.

Adjusted operating income for the 2015 second quarter decreased 6.1 percent to $26.3 million compared with $28.0 million for the 2014 second quarter.

Gross profit and adjusted operating income benefited from higher domestic shipment volumes of valves, hydrants and brass products, higher shipments of Anvil products into the non-residential construction market, and higher sales pricing at Mueller Co. and Anvil. This year's adjusted operating income was negatively impacted by Anvil's lower sales into the oil & gas market, approximately $1 million of higher costs associated with the unplanned plant closures at Mueller Co. due to weather, and a $1.2 million unfavorable impact associated with Canadian currency exchange rates.

Selling, general and administrative expenses were higher year-over-year, which included investments in our leak detection and pipe condition assessment businesses. Selling, general and administrative expenses were $55.8 million in the 2015 second quarter, or 19.2 percent of net sales.

Adjusted operating margin decreased 60 basis points to 9.1 percent for the 2015 second quarter.

Adjusted EBITDA for the 2015 second quarter decreased to $40.7 million compared with $41.8 million for the 2014 second quarter. Trailing 12 months adjusted EBITDA was $184.6 million.

We also benefited from lower interest expense this quarter due to lower interest rates and lower amounts of debt outstanding following the refinancing that we completed in the 2015 first quarter. Interest expense, net for the 2015 second quarter declined $6.4 million to $6.1 million compared with $12.5 million for the 2014 second quarter.

Income tax expense for the 2015 second quarter of $7.2 million on income before income taxes of $19.5 million resulted in an effective income tax rate of 36.9 percent. This compares to an effective income tax rate of 24.2 percent for the 2014 second quarter.

Net income per diluted share for the 2015 second quarter increased to $0.08 compared with $0.06 in the prior year, and adjusted net income per diluted share increased to $0.08 from $0.07.

There was a weighted average of 163.3 million shares of our common stock outstanding for the 2015 second quarter compared with 161.9 million shares outstanding for the 2014 second quarter.

I’ll now move on to segment performance and begin with Mueller Co.

Net sales for the 2015 second quarter increased 4.1 percent to $199.2 million compared with $191.3 million for the 2014 second quarter. Domestic net sales of valves, hydrants and brass products increased about 12 percent due to growth in demand from both the residential construction and municipal markets. These higher sales were partially offset primarily by lower shipment volumes of metering products. Net sales were also negatively impacted by $1.7 million due to unfavorable Canadian currency exchange rates.

Adjusted operating income of $27.8 million for the 2015 second quarter was flat with the 2014 second quarter. In our base Mueller Co. business, which excludes metering, leak detection and pipe condition assessment technologies, adjusted operating income improved $3.7 million largely due to higher domestic shipment volumes of valves, hydrants and brass products. This improvement was offset by lower shipment volumes of metering products, harsh winter weather-related expenses of approximately $1.0 million, the unfavorable impact of Canadian currency exchange rates of about $1.0 million and investments in technology and business development in our leak detection and pipe condition assessment business.

The harsh weather-related issues resulted in two plants experiencing a total of six shutdown days. Although we were able to meet most of our deliveries, we incurred higher costs due to overtime and the unplanned shutdown.

Adjusted operating margin of 14.0 percent for the 2015 second quarter declined slightly from 14.5 percent for the 2014 second quarter.

Adjusted EBITDA for the 2015 second quarter increased to $38.5 million compared with $37.9 million for the 2014 second quarter. Adjusted EBITDA margin for the quarter decreased 50 basis points to 19.3 percent.

I’ll now turn to Anvil…

Net sales for the 2015 second quarter decreased 5.9 percent to $91.1 million compared with $96.8 million for the 2014 second quarter. During the quarter, we saw mixed results from Anvil. We believe we saw growth of approximately six percent into the non-residential construction market this quarter. However, this growth was more than offset by an approximately 40 percent decline in net sales to the oil & gas market. As a reminder, in fiscal 2014, net sales to Anvil's addressed oil & gas market were about 20 percent of Anvil's net sales and less then seven percent of Mueller Water Products' consolidated net sales.

Adjusted operating income for the 2015 second quarter was $7.4 million compared with $8.6 million for the 2014 second quarter. Adjusted operating margin decreased to 8.1 percent from 8.9 percent for the 2014 second quarter. The decrease in adjusted operating income and adjusted operating margin resulted from this quarter's product mix as previously discussed.

    Adjusted EBITDA for the 2015 second quarter was $11.0 million compared with $12.2 million for the 2014 second quarter. Adjusted EBITDA margin for the

2015 second quarter was 12.1 percent compared with 12.6 percent for the 2014 second quarter.

Corporate expenses for the 2015 second quarter were $8.9 million compared with $8.4 million for the 2014 second quarter.

Turning now to a discussion of our liquidity...

Free cash flow, which is cash flows from operating activities less capital expenditures, was negative $21.6 million for the 2015 second quarter compared to positive $0.6 million for the 2014 second quarter. The year-over-year change was driven primarily by an increase in inventory due mostly to an effort to spread production more evenly between periods in anticipation of the upcoming construction season at Mueller Co., and in the 2015 second quarter, net sales were weighted more towards the end of the quarter, which impacted the timing of receipts.

We continue to focus on working capital management and efficiency by lowering the level of working capital needed for sales. The quarter ending average of accounts receivable, inventories and accounts payable compared with net sales over the past 4 quarters declined by about 70 basis points compared with a year ago.

At March 31, 2015, total debt was comprised of a $496.4 million senior secured term loan due 2021, $15.0 million outstanding under our ABL Agreement and $2.1 million of other. The term loan accrues interest at a floating rate equal to LIBOR, subject to a floor of 75 basis points, plus 325 basis points. In April, we entered into a forward-starting interest rate swap arrangement to effectively fix the interest rate on $150.0 million of term loan borrowings at about 5.6 percent beginning September 30, 2016 and ending on September 30, 2021.

Net debt leverage was 2.6x at March 31, 2015. Using March 31, 2015 data, we had $172.8 million of excess availability under the ABL Agreement.

I’ll now turn the call back to Greg.

Greg Hyland

Thanks Evan.

During the second quarter, we were very pleased and encouraged by the pull forward of orders that we saw at Mueller Co. in relation to the valve and hydrant price increase we implemented in mid February. We estimate that orders our distributors placed ahead of the effective price increase date were up 18% year-over-year, and up 11% for the quarter. This activity supports our belief that our distributors expect to see strong growth in the second half this year. As we mentioned earlier, even though Mueller Co. plants were closed for a total of six days in the quarter due to weather, we were able to maintain our delivery promises.

Also during the quarter, three major cities elected to install our fixed leak detection technology as part of a program of the National Institute of Standards and Technology - or NIST - that is designed to promote smart cities. Water loss and energy are key focus areas of this program. Participants in this program include AT&T and IBM among others. Echologics' fixed leak detection technology was selected to be utilized for this program. Two of these cities, including Las Vegas, have begun piloting our fixed leak detection technology, and one city is scheduled to begin its pilot shortly. We are pleased to be participating in this smart cities program, and to start demonstrating more broadly the effectiveness of our fixed leak detection technology.

We continue to see long-term potential with leak detection and pipe condition assessment, especially outside of the United States. As mentioned before, we are investing in technology and business development to better pursue these opportunities.

Also during the quarter, as we mentioned earlier, we continued to see growth in sales of Anvil's products that go into the non-residential construction market. It looks as if the rebound in this market is taking hold.

We saw further deterioration of Anvil's sales into the oil & gas market. We estimate sales of these products were down approximately 40 percent in the second quarter. During our last earnings call, we noted that we had experienced a 25% reduction in demand for these products from mid-December to the end of January. Rig counts are now down 50% year-over-year, which indicates we may see further deterioration in sales into these markets.

For Mueller Systems, we continue to have outstanding quotations on several large AMI projects, and we expect to win some of these projects. However, these utilities have extended their time line for awarding these projects.

I will now provide additional color on our second quarter performance. Net sales at Mueller Co.'s base business, which excludes metering, leak detection and pipe condition assessment technologies, were up about 7 percent. This increase was driven in large part by domestic shipments of valves, hydrants and brass products, which increased 12 percent. We also saw strong growth in sales of our water treatment valves. Additionally, we saw growth in valve and hydrant shipments in Canada, although we were affected by unfavorable Canadian currency exchange rates.

For our metering products and systems, as expected, year-over-year net sales declined in the second quarter largely due to the tough comparison we had relative to the timing of a large project last year.

Mueller Co.'s adjusted operating income was flat year-over-year, and adjusted operating margin declined 50 basis points. However, Mueller Co.'s base business, which again, excludes metering, leak detection and pipe condition assessment technologies, showed a 13.5% improvement in adjusted operating income, and adjusted operating margin improved 100 basis points to 18.1%. This strong growth in the base business was driven by domestic shipments of valves, hydrants and brass products although partially offset by the impact of our unplanned plant shutdowns and foreign currency exchange rates as Evan described.

The outlook for our macro drivers supports our expectation that we will continue to see growth in our key water end markets.

Forecasts for growth in housing starts in calendar 2015 now average about 14%. This growth rate is slightly lower than what was forecast several months ago, but still much higher than the 8.7% growth in calendar 2014.

It is also important to note improved housing construction also helps bolster the health of municipalities and water systems, as local governments benefit from increased property taxes, as well as connection fees and other ancillary fees associated with residential and non-residential construction.

State and local seasonally adjusted tax receipts continued to increase, and the CPI for water and sewerage rates increased 3.9% over the 12 months ended March 2015.

Turning now to our outlook for the 2015 third quarter.

I’ll start with Mueller Co.

For our base business, which excludes metering, leak detection and pipe condition assessment technologies, we expect net sales percentage growth to be comparable to what we achieved in the second quarter. This growth is expected to be driven primarily by domestic demand for our valves, hydrants and brass products from both the residential construction and municipal markets.

We expect Mueller Systems' net sales to be roughly flat year-over-year.

In total, we expect Mueller Co.'s net sales percentage growth to be in the mid-single digits, with sales of valves, hydrants and brass products growing at a higher rate.

When looking at adjusted operating income for Mueller Co. in total, we expect adjusted operating income to increase, driven by higher sales of valves, hydrants and brass products. We expect this increase to be offset in part by additional investments in technology and business development activity related to leak detection and pipe condition assessment, and continued adverse impacts of unfavorable Canadian currency exchange rates. In total, we expect adjusted operating margin could be flat year-over-year.

Moving to Anvil.

While we expect Anvil's sales into the non-residential construction market to continue to grow, we expect Anvil's total net sales to decline year-over-year as previously discussed.

We expect Anvil's adjusted operating income to be down in the third quarter year-over-year due, in part, to negative impacts from product mix. Anvil's oil & gas products are domestically manufactured, so we tend to realize higher margins from sales of those products. Although we expect adjusted operating income to be down in the third quarter, margins should be up slightly.

For Mueller Water Products as a whole in the third quarter, we expect net sales will be up only slightly due to declines at Anvil. Adjusted operating income and adjusted operating margin should increase year-over-year due to improved performance at Mueller Co. Additionally, we will also benefit from lower interest expense year-over-year.

I will now provide an update on our outlook for 2015.

We expect that our consolidated performance for the full year will be comparable to what we outlined on our last earnings call. However, based on developments since our last earnings call, we think we may see a further drop off in net sales and operating income at Anvil, as well as a possible drop at Mueller Systems, although we believe that any of these declines will be offset by improved performance at our Mueller base business.

At our Mueller Co. base business, we continue to expect year-over-year net sales to increase in a range comparable to the 7.3 percent growth we saw in 2014. However, we expect domestic net sales of valves, hydrants and brass products to grow at a higher rate, driven by demand from the residential construction and municipal markets. However, total net sales growth at Mueller Co. could be slightly less than the growth we saw last year due to potential delays in the awarding of project orders for Mueller Systems.

We expect Mueller Co.’s adjusted operating income and adjusted operating margin to increase in 2015 compared with 2014 as we expect to benefit from a favorable mix of our higher-margin valves, hydrants and brass products.

We expect Anvil's net sales to be lower in 2015 on a year-over-year basis. We also expect adjusted operating income and adjusted operating margin will be lower in 2015 excluding the non-recurring $2.5 million gain we recorded in the fourth quarter of 2014. As we look at the full year, we expect that the growth in non-residential construction will not be sufficient to offset the decline in the oil & gas market.

For Mueller Water Products as a whole in 2015, we expect net sales growth in the low single digits, with stronger growth at Mueller Co. offset by a decline at Anvil. On a year-over-year basis, we expect higher growth in adjusted operating income and adjusted operating margin compared to 2014 due to a more favorable product mix.

So, again, in total, we expect full-year profit performance to be consistent with the outlook we presented last quarter. We believe any potential deterioration at Anvil and Mueller Systems will be offset by a stronger mix at base Mueller Co.

I will now highlight other 2015 key variables. Corporate expenses are expected to be $34 to $36 million. Depreciation and amortization are expected to be $58 to $60 million. Interest expense is expected to be about $27 - $28 million. Our adjusted effective income tax rate is expected to be 37-39 percent. Capital expenditures are expected to be $36 to $38 million.

For 2015, we expect free cash flow to be driven primarily by improved operating results and lower interest payments offset by cash income tax payments as we have substantially exhausted our federal NOLs. We expect 2015 income tax payments to approximate our reported income tax expense for the year. We also expect to make only minimal cash contributions to our pension plans in 2015. Our expectation is for free cash flow to exceed adjusted net income.

Subsequent to the end of the quarter, we announced an increase in our quarterly dividend. We also announced yesterday that our Board of Directors has authorized a share repurchase program for up to $50 million of our outstanding common stock.

The stock repurchase program is part of a disciplined capital allocation strategy that seeks to enhance the value delivered to our stockholders by investing in both organic and external growth opportunities, as well as returning cash to stockholders through dividends and, with this program, repurchasing outstanding shares. This program reflects confidence in our strong financial position, long-term business strategy and growth prospects.

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With that, operator, I will open this call up for questions.

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That concludes today’s call. Thank you for your interest in Mueller Water Products and for joining us this morning.

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